UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

GBS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Dear Fellow Shareholder,

You recently received proxy materials in connection with the Annual Meeting of Shareholders of GBS, Inc. According to our latest records, your PROXY VOTE for this meeting HAS NOT YET BEEN RECEIVED.

Your vote matters and the Company needs your support in order to achieve a quorum, which is required in order to hold the annual meeting. The meeting has been adjourned until July 13, 2022 at 4:00 p.m. ET in order to solicit more votes towards quorum. If the Company is unable to achieve a quorum, the meeting will have to be adjourned until such time as we are able to achieve the required quorum. Any adjournments increase costs for the Company. Please help the Company avoid any additional costs by voting promptly.

YOUR VOTE IS IMPORTANT. Regardless of the number of shares you own, it is important that they be represented at the Annual Meeting of Shareholders.

If you have any questions relating to the annual meeting, need assistance voting your shares, or want to provide verbal voting instructions, please call our proxy solicitation advisors Advantage Proxy toll-free at 1-877-870-8565 or collect at 1-206-870-8565 between the hours of 9:00 a.m. and 9:00 p.m. Eastern Time, seven days a week.

You can also vote online or by telephone. Please follow the instructions on your voting instruction form. There is a control number on the front of your voting instruction form. Please have the control number ready when you log on or call and then follow the easy step-by-step instructions. Please note that your broker will not vote your shares if they don’t receive instructions from you. Please vote your shares now so your vote can be counted without delay.

REMEMBER, YOUR PARTICIPATION IS IMPORTANT - PLEASE VOTE TODAY!

We thank you for your patience and continued support.

Sincerely,

/s/ Steven Boyages
Dr. Steven Boyages
Chairman and Chief Executive Officer